Exhibit 1
Joint Filing Agreement
The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of OpGen, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: May 14, 2015

HARRIS & HARRIS GROUP, INC.

By:	/s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: Chief Operating Officer

By:	/s/ Daniel B. Wolfe
Daniel B. Wolfe

By:	/s/ Douglas W. Jamison
Douglas W. Jamison

By:	/s/ Alexei Andreev
Alexei Andreev

By:	/s/ Misti Ushio
Misti Ushio